EXHIBIT 99.1

SMTP Announces Record Revenue for the Fourth Quarter of 2014

SharpSpring Delivers 50% Quarter-Over-Quarter Increase in New Account Sales

Company Redirects Capital to Support Strategic Growth Initiatives; Suspends Dividend

Cambridge, M.A., February 18, 2015 - SMTP, Inc. (NASDAQ: SMTP) (the “Company”), a global provider of marketing technologies and email delivery services, announced today that it expects to report record revenue of between $2.8 million and $2.9 million for the quarter ended December 31, 2014, an increase from $1.63 million for the third quarter 2014, and up from $1.52 million for the fourth quarter 2013. The Company plans to report its financials for year end 2014 and to host its earnings conference call with investors in early March.

“SMTP’s favorable revenue during the fourth quarter is reflective of our success in rapidly integrating GraphicMail and SharpSpring, and such progress is particularly evident in the accelerated growth of the SharpSpring product,” said Jonathan Strimling, Chief Executive Officer of SMTP, Inc. “During the quarter, SharpSpring experienced 50% quarter-over-quarter growth in the rate at which it added new annual recurring revenue and now touts more than 1,000 cumulative end users. In the fourth quarter alone, SharpSpring signed 100 new customers representing more than $700,000 of annual recurring revenue.”

The successful integration of both SharpSpring and GraphicMail onto the SMTP delivery platform allows both companies to target larger-volume, higher recurring revenue customers. Capitalizing on the strength of the combined service offering, SMTP intends to accelerate its domestic and international sales efforts. The company is commencing international sales and marketing efforts in ten countries through its network of local country partners and by launching direct sales of SharpSpring in the United Kingdom. These newly established SharpSpring sales channels are expected to start contributing to revenue during the first quarter of 2015.

Mr. Strimling concluded, “These early, positive sales results validate our confidence in the strength of the combined product offering and we are accelerating our investment to rapidly capitalize on strategic growth opportunities. For this reason, the Board of Directors has unanimously voted to suspend our quarterly dividend.  We are confident that our decision to reinvest this capital into the business is in the best long-term interests of shareholders and will enable us to accelerate the growth of our business.

Results for the quarter ended December 31, 2014 included a full quarter of revenue from SharpSpring but only a partial quarter from GraphicMail, which was acquired in mid-October 2014. GraphicMail is expected to contribute between $1.0 million and $1.1 million of revenue during the quarter, which is about $0.3 million higher than the Company’s previous estimates due to U.S. GAAP accounting rules which require it to recognize revenue that is contracted through third party resellers on a gross basis, instead of a net basis as recognized by GraphicMail prior to the acquisition.  The increase in revenue does not impact profit due to a corresponding increase in costs associated with reseller fees.

About SMTP, Inc.

SMTP (NASDAQ: SMTP) is a leading provider of cloud-based email services offering solutions ranging from sophisticated marketing automation systems to cost-effective SMTP relay services. All of our services are built on our robust platform for email delivery, capable of scaling individual senders to hundreds of millions of emails per month. While we have industry-leading technology, we differentiate our offerings with our dedicated service and multi-lingual support. SMTP, Inc. is headquartered in Nashua NH, and can be found on the web at http://www.smtp.com.

To download SMTP’s investor relations app please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in the Company’s most recent Form 10-K; other risks to which the Company is subject; other factors beyond the Company's control.

Investor Contacts:

Jeffrey Goldberger / Christopher Harrison

KCSA Strategic Communications

212-896-1249 / 212-896-1267

smtp@kcsa.com